FIRST AMENDMENT TO
AMENDED AND RESTATED BYLAWS OF
NUGEN HOLDINGS, INC.

This First Amendment (this “Amendment”) to the Amended and Restated Bylaws ( the “Bylaws”) of NuGen Holdings, Inc., Inc., a Delaware corporation (the “Corporation”), executed and effective this 17th day of August, 2010, was duly adopted by the unanimous written consent of the Board of Directors of the Corporation on August 17th, 2010.

Article I, Section 1 of the Bylaws is hereby deleted in its entirety and replaced with the following:

“Section 1 Name. The legal name of this corporation (hereinafter called the "Corporation") is NuGen Holdings, Inc.”

Article II, Section 8 of the Bylaws is hereby deleted in its entirety and replaced with the following:

“Section 8 Quorum and Adjournment. The presence, in person or by proxy, of the holders of a majority of the shares of the stock of the Corporation outstanding and entitled to vote thereat shall be requisite and shall constitute a quorum at any meeting of the shareholders. When a quorum is once present to organize a meeting, it shall not be broken by the subsequent withdrawal of any shareholders. If at any meeting of the shareholders there shall be less than a quorum so present, the shareholders present in person or by proxy and entitled to vote thereat, may adjourn the meeting from time to time until a quorum shall be present, but no business shall be transacted at any such adjourned meeting except such as might have been lawfully transacted had the meeting not adjourned.”

Except as modified and amended hereby, the Bylaws of the Corporation remain in full force and effect with no further amendment or modification.

IN WITNESS WHEREOF, the undersigned hereby certifies, as of the date first set forth above, that this Amendment was duly adopted by the unanimous written consent of the Board of Directors of the Corporation on August 17th, 2010, and that the Bylaws, as amended by this Amendment, were expressly ratified, confirmed and adopted thereunder.

NUGEN HOLDINGS, INC.

By:	/s/ Eric Takamura

Name: Eric Takamura
Title: Chairman, Chief Executive Officer and President